[WASTE MANAGEMENT LETTERHEAD]

March 11, 2005

Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002

Gentlemen,

     I am Vice President and Assistant General Counsel — Corporate & Securities of Waste Management, Inc., a Delaware corporation (the “Company”), and have acted in such capacity in connection with the issuance of 30,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the exercise of a warrant dated January 15, 1996. The 30,000 shares of Common Stock are being issued under a registration statement on Form S-3 (No. 333-97697) filed under the Securities Act of 1933, as amended (the “Registration Statement”).

     I have examined corporate documents of the Company, including its Certificate of Incorporation and Bylaws, and resolutions adopted by its board of directors and committees thereof. I have also examined the Registration Statement, together with the exhibits thereto, and such other documents that I have deemed necessary for the purposes of expressing the opinion contained herein. I have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to my opinion. I have made no independent investigation regarding such representations and certificates.

     Based upon the foregoing, I am of the opinion that the 30,000 shares of Common Stock have been validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ John S. Tsai
John S. Tsai
Vice President & Assistant General Counsel -- Corporate & Securities